As filed with the Securities and Exchange Commission on November 26, 2012

Registration No. 333-160825

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HERITAGE BANKSHARES, INC.

(Exact name of registrant as specified in its charter)

Virginia	54-1234322
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

150 Granby Street

Norfolk, Virginia 23510

(Address of Principal Executive Offices, including Zip Code)

Heritage 2006 Equity Incentive Plan

(As Amended and Restated Effective January 28, 2009)

(Full title of the plan)

Robert C. Stackhouse, Esq.

Stackhouse, Nexsen & Turrietta

4505 Colley Avenue

Norfolk, Virginia 23508

(757) 623-3555

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Henry J. Huelsberg, III, Esq.

Willcox & Savage, P.C.

440 Monticello Avenue, Suite 2200

Norfolk, Virginia 23510

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

EXPLANATORY NOTE: DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 to the registration statement on Form S-8 (the “Amendment”) is being filed in order to deregister all securities remaining unissued under that certain registration statement on Form S-8 (File No. 333-160825), filed with the SEC on July 27, 2009 (the “Registration Statement”), registering 250,000 shares of common stock, $5.00 par value per share (the “Common Stock”), of Heritage Bankshares, Inc. (the “Company”) for the Company’s 2006 Equity Incentive Plan (As Amended and Restated Effective January 28, 2009), as amended (the “Plan”).

The Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. Accordingly, in accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance thereunder that remain unsold at the termination of the offering, the Company is filing this Amendment to, and hereby does, remove from registration all of the securities of the Company that had been registered but remain unsold under the Plan as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norfolk, Commonwealth of Virginia, on November 26, 2012.

HERITAGE BANKSHARES, INC. (Registrant)

By:	/s/ John O. Guthrie
John O. Guthrie Chief Financial Officer

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